UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2012

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sale of Equity Securities.

On August 15, 2008, Cheniere Common Units Holding, LLC ("CCUH"), a Delaware limited liability company and wholly owned subsidiary of Cheniere Energy, Inc. (the "Company"), entered into a Credit Agreement (the “Credit Agreement”) pursuant to which certain lenders (the “Lenders”) agreed to make term loans of $250,000,000 in the aggregate to CCUH. One of the Lenders was Scorpion Capital Partners, L.P. (“Scorpion”), an affiliate of Nuno Brandolini, one of the Company's directors. In connection with the Credit Agreement, the Company, CCUH and the Lenders also entered into an Investors' Agreement on August 15, 2008, pursuant to which the loans were exchangeable into shares of the Company's Series B Convertible Preferred Stock (“Series B Preferred Stock”) with limited voting rights and restrictions on conversion. At a stockholders' meeting held on June 16, 2011, the stockholders of the Company approved the direct issuance of Company common stock with full voting rights upon the exchange of the loan held by Scorpion. Consistent with such stockholder approval, the Company amended the loan held by Scorpion on September 13, 2011 to eliminate Scorpion's ability to exchange its loan for Series B Preferred Stock and to provide for the direct exchange of such loan for shares of Company common stock at a price of $5.00 per share. On April 16, 2012, Scorpion exchanged all $8,408,859.06 of its loan for 1,681,771 shares of Company common stock and $1,428,273.69 in accrued interest. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: April 16, 2012	By:	/s/ MEG A. GENTLE
		Name:	Meg A. Gentle
		Title:	Senior Vice President and
Chief Financial Officer